Exhibit 10.1

TERM SHEET DATED 04 SEPTEMBER 2025
Upon execution by each Party, this term sheet (“Term Sheet”) shall be binding on the Parties (as defined below). Closing of the Transaction shall be subject to the satisfaction of the conditions to Closing and execution of the transaction documents expressly provided for herein (the “Transaction Agreements”).
Parties

(1)     TPI Kompozit Kanat Sanayi ve Ticaret Anonim Şirketi, a joint stock company duly organized and validly existing under the laws of the Republic of Türkiye, registered under number Merkez-157764 and having its registered office at the address of Sasalı Merkez Mahallesi 1 Sokak No. 70 Çiğli, İzmir, Türkiye (“TPI Kompozit 1”);

(2)     TPI Kompozit Kanat 2 Üretim Sanayi ve Ticaret Limited Şirketi, a limited liability company duly organized and validly existing under the laws of the Republic of Türkiye, registered under number 4754 and having its registered office at the address of Maltepe SB Mahallesi Selvi Sokak No. 22 Menemen, İzmir, Türkiye (“TPI Kompozit 2”);

(3)     TPI Holdings Switzerland GmbH, a company duly organized and validly existing under the laws of Switzerland, registered under number CHE-398.918.489 and having its registered office at the address C/O IQ EQ (Schweiz) AG Baarerstrasse 8, 6300 Zug, Switzerland, or its assignee(s) (“Seller” or “TPI Holdings”); and

(4)     XCS Composites L.L.C-FZ, a limited liability company duly organized and validly existing under the laws of [the United Arab Emirates], registered under number 2535053 and having its registered office at the address of Meydan Grandstand, 6th floor, Meydan Road, Nad Al Sheba, Dubai, United Arab Emirates (“Purchaser” or “XCS”).

(i) TPI Holdings and XCS shall individually be referred to as a “Party” and collectively as the “Parties” and (ii) TPI Kompozit 1 and TPI Kompozit 2 shall together be referred to as the “Target Companies”.

TPI Composites, Inc. and each of its direct and indirect subsidiaries shall be referred to collectively as “TPI” other than TPI Holdings and the Target Companies.

For the purposes of this Term Sheet, “Affiliate” shall mean with respect to any legal entity, any other Person (i.e., any individual or legal entity, partnership, association, unincorporated organization or governmental authority), directly or indirectly controlling, controlled by, or under common control with such legal entity; and “control” means in relation to a legal entity, either (i) the holding and/or possession of the beneficial interest in and/or the ability to exercise the voting rights applicable to shares or other securities in a Person (whether directly or by means of holding such interests in one or more other Persons) which confer in aggregate on the holders thereof majority of the total voting rights exercisable at general assembly meetings of that Person on all matters or (ii) the power (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract, or otherwise and whether such power may be exercised alone or jointly with any other Person in order to give effect to the following) to appoint and/or remove the board of directors’ members or other governing body of a Person or otherwise to direct or cause the direction of the management, policies or affairs of such Person.

Transaction
Description

The Purchaser shall acquire from the Seller and the Seller shall sell and transfer to the Purchaser the shares representing the entirety of the Seller’s ownership interest in both the Target Companies (the “Target Shares”) as at the Closing (as defined below), with all attached rights on an “as-is” basis and including the financial debt and financial debt-like items and all other actual and contingent liabilities of the Target Companies, and cash and cash equivalents, and cash-like items (the “Transaction”). Notwithstanding the foregoing and except as otherwise stated under this Term Sheet, (i) any outstanding loan amounts, other receivables, or any other rights, claims, or causes of action against TPI from TPI Kompozit 1, TPI Kompozit 2, or the Purchaser shall be excluded from the Transaction and released by the Target Companies and the Purchaser, as applicable, (ii) any outstanding loan amounts, other receivables, or any other rights, claims, or causes of action against TPI Kompozit 1 and TPI Kompozit 2 from TPI, shall be excluded from the Transaction and released by TPI, as applicable, and (iii) all intercompany agreements (except for the loan agreement between TPI Kompozit 1 and TPI Composites India Private Limited) between the Target Companies, on the one hand, and any TPI entity, on the other hand, shall be terminated as of the Closing. Following the completion and registration of the Transaction, the Target Companies’ shareholding structure will be as follows:

TPI Kompozit 1:

Shareholder	Number of Shares	Share Capital (TRY)	Shareholding Ratio (%)
XCS Composites L.L.C-FZ	49,399,025	49,399,025	100
TOTAL	49,399,025	49,399,025	100

TPI Kompozit 2:

Shareholder	Number of Shares	Share Capital (TRY)	Shareholding Ratio (%)
XCS Composites L.L.C-FZ	155,000	15,500,000	100
TOTAL	155,000	15,500,000	100

Purchase Prıce
The Parties agree that the Purchaser shall not pay and the Seller shall not receive any cash share purchase price in connection with the Transaction, and the Target Shares will be acquired by the Purchaser by way of and in exchange for the assumption of the entire liability and debt position of the Target Companies.
Closing

The Parties shall consummate the Transaction (which shall include the execution of the notarial deed for TPI Kompozit 2) latest by September 19, 2025 (“Long-Stop Date”), subject to the satisfactory completion of the closing actions determined below (“Closing”).

The Closing shall be subject to the following closing actions:

  execution of share endorsements in relation to TPI Kompozit 1 and a notarial deed for the transfer of the shares of TPI Kompozit 2, in form and substance acceptable to each Party;
  execution of a Transitional Services Agreement by and between TPI Technology Inc., TPI Kompozit 1, TPI Kompozit 2 and the Purchaser, for a period of 12 months following the Closing Date, in form and substance acceptable to each Party;
  execution of an IP rights agreement by and between TPI Technology Inc., TPI Kompozit 1, TPI Kompozit 2 and the Purchaser, and in relation to the agreed upon intellectual property rights in form and substance acceptable to each Party;
  endorsement of the share certificates representing the Target Shares (TPI Kompozit 1 only) for transfer to the Purchaser and physically delivery of the same to the Purchaser;
  procurement that TPI Kompozit 1’s board of directors adopts a board resolution and TPI Kompozit 2’s shareholder adopts a general assembly resolution for the approval of the Transaction and registers the Purchaser as the new owner of the Target Shares in both the Target Companies’ share ledger;
  execution of release by Dere Construction Taahhüt A.Ş. and its affiliates and Purchaser and its affiliates with respect to any claims held by such parties against, among others, TPI, its current and former representatives, limited partners, general partners, members, controlling persons, directors, managers, officers, attorneys, financial advisors, employees, agents, successors, and assigns in the form attached hereto as Exhibit A; and
  with respect to each TPI entity that is subject to the cases pending before the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) pursuant to chapter 11 of title 11 of the United States Code (Case No. 25-34655), entry of an order by the Bankruptcy Court approving the Transaction.

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Representations And Warranties

The Parties both represent and warrant that they have the legal capacity and authority to enter into this Term Sheet, and to approve the terms and conditions herein.

The representations and warranties provided by the Seller under this Term Sheet are strictly limited to those concerning its ownership of, and title to, the Target Shares, as well as its capacity to enter into and perform its obligations under the Transaction Agreements, excluding any representations and warranties regarding liquidation, insolvency, bankruptcy and/or technical bankruptcy of the Seller and/or the Target Companies. The Seller shall not make, and expressly disclaims, any other representations or warranties, whether express or implied, in relation to the Target Companies, including (without limitation) those concerning the Target Companies’ business, financial condition, operations, prospects, employees, assets, liabilities (whether contingent or otherwise), intellectual property or tax matters. Without limiting the generality of the foregoing, the Seller makes no representation or gives no warranty or provides no assurance to the Purchaser with respect to the future development or profitability of the Target Companies or with respect to any future forecasts or projections of a financial, technical, operational or business nature relating to the Target Companies.

The Purchaser accepts and undertakes that both Target Companies are subject to certain tax investigations and a number of execution proceedings commenced by certain creditors, as a result of which, certain assets and bank accounts have been attached with encumbrances and both Target Companies may also apply to commence a concordatum process until the Long-Stop Date and/or the Closing Date, the collective bargaining process with the union concerning both Target Companies’ employees is so far unsuccessful and the Purchaser is aware that there is an ongoing strike at both of the premises of Target Companies, the Target Companies have an outstanding indebtedness to certain banks and other commercial third-parties in the total amount of approximately Euro 92,900,000 as at the date of this Term Sheet and accordingly, the Target Companies are in default under certain financial arrangements which they have entered into and that the entry into this Term Sheet or the Transaction Agreements may constitute additional defaults or events of default under such financial arrangements. The Purchaser hereby accepts and undertakes that it is aware of all of the circumstances the Target Companies are going through and none of such circumstances shall be considered to constitute a valid reason to not consummate the Transaction.

The Purchaser explicitly agrees to acquire the Target Shares on an “as-is, where-is” basis and accepts and undertakes that there shall be no indemnification or recourse available to the Purchaser from TPI or the Seller after Closing on account of the transactions contemplated herein.

The Purchaser accepts and undertakes that there shall be no independent due diligence investigations performed by the Purchaser with respect to Target Companies. The Purchaser also acknowledges and agrees that it has not relied, and will not rely, on any representation, warranty, or statement made or purported to be made by the Seller, or any of its Affiliates, advisors, or representatives, in connection with the Transaction, except to the extent expressly set out in the Transaction Agreements (if any).

The Purchaser accepts and undertakes to duly convene the ordinary general assembly of the Target Companies as soon as possible and no later than 1 month following the Closing Date, to duly release all directors and signatory authorities of the Target Companies, by the means necessary to effect such release (including, but not limited to, releasing the board of directors of TPI Kompozit 1 through a general assembly resolution and the manager of TPI Kompozit 2 through a general assembly of partners’ resolution), from any liability for their actions and/or inactions up to the Closing Date.

The Seller further agrees that, as part of the Transaction, the receivable of TPI Kompozit 1 from TPI Composites India Private Limited in the amount of USD 8.000.000 arising from the loan agreement to which TPI Kompozit 1 is a party to shall be paid to TPI Kompozit 1 in 4 (four) equal installments after Closing, respectively as follows; USD 2.000.000 in November 2025, USD 2.000.000 in January 2026, USD 2.000.000 in March 2026 and USD 2.000.000 in May 2026.

The Seller shall use its reasonable efforts to enable the Target Companies to benefit from the discounted rates for procurement of raw materials.

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Other Provisions
Public Announcements / Confidentiality
Save as expressly provided below, no announcement shall be made on behalf of the Parties and/or relating to the terms of this Term Sheet, the Transaction and/or the Transaction Agreements without the prior written approval of the other Parties. Any information regarding the ongoing process and the Transaction, are to be kept confidential and are not to be disclosed to anyone except for the disclosures which should be made under the applicable law, upon any official authorities’ request, any mandatory public filing by TPI with the U.S. Securities and Exchange Commission, as necessary in connection with TPI seeking approval of the Transaction from the Bankruptcy Court, or any other disclosures made with the written approval of the other Parties
Costs
In case of termination of the negotiations and unless otherwise stated in this Term Sheet, each Party shall be responsible for its own third-party legal costs.
Governing Law and Language

This Term Sheet as well as the Transaction Agreements and any dispute arising out of or in connection thereof will be governed by and construed in accordance with the substantive laws of the Republic of Türkiye (“Applicable Law”).

Any disputes arising from or in connection with this Term Sheet and the Transaction Agreements will be finally resolved and exclusively settled by arbitration, under Rules of Arbitration of the International Chamber of Commerce (“ICC”) in effect when one of the Parties submits its request for arbitration to the ICC secretariat (“Rules”). The seat of arbitration will be Istanbul, Türkiye.

The Transaction Agreements will be in English to the extent permitted by the applicable laws.

Termination

·       This Term Sheet may be terminated any time by mutual agreement of the Parties.

·       This Term Sheet automatically terminates without any liability if the Closing does not occur by the Long-Stop Date unless the Parties mutually agree in writing to extend the Long-Stop Date.

Notice
· All kinds of notices, claims and other communications in connection with this Term Sheet shall be in writing and addressed to the following addresses:

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To TPI Kompozit 1 and TPI Kompozit 2:

Name: c/o of TPI Composites, Inc.

Address: 9200 E. Pima Center Parkway, Suite 250, Scottsdale, AZ 85258

E-mail address: sfishbach@tpicomposites.com

To Seller:

Name: c/o of TPI Composites, Inc.

Address: 9200 E. Pima Center Parkway, Suite 250, Scottsdale, AZ 85258

E-mail address: sfishbach@tpicomposites.com

To Purchaser:

Name: XCS Composites L.L.C-FZ

Address: Meydan Grandstand, 6th floor, Meydan Road, Nad Al Sheba, Dubai, U.A.E

E-mail address: info@xcscomposites.com

·       The Parties acknowledge that the addresses provided herein are their legal addresses. Each Party shall immediately notify the other Party in writing of any changes to its address. Otherwise, any notice sent to these addresses shall call forth all considerations and effects of the valid notice.

·       Notwithstanding the above, notifications determined in Article 18/III of the Turkish Commercial Code shall be carried out through notary public, registered mail return receipt requested or secure e-signature.

(Signatures are on the following page.)

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AGREED and ACCEPTED by the PARTIES.
TPI Kompozit Kanat Sanayi ve Ticaret Anonim Şirketi Name: William Eugene Siwek Title: Authorized Representative Signature: /s/ William Eugene Siwek
TPI Kompozit Kanat 2 Üretim Sanayi ve Ticaret Limited Şirketi Name: William Eugene Siwek Title: Authorized Representative Signature: /s/ William Eugene Siwek
TPI Holdings Switzerland GmbH Name: William Eugene Siwek Title: Authorized Representative Signature: /s/ William Eugene Siwek
XCS Composites L.L.C-FZ Name: Fikret KIDIR Title: Manager Signature: /s/ Fikret KIDIR

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EXHIBIT A

RELEASE

This RELEASE (this “Release”) is entered into as of the [●] day of [●], 2025, by and among (i) TPI Kompozit Kanat Sanayi ve Ticaret Anonim Şirketi (“TPI Kompozit 1”); (ii) TPI Kompozit Kanat 2 Üretim Sanayi ve Ticaret Limited Şirketi (“TPI Kompozit 2”); (iii) TPI Holdings Switzerland GmbH (“TPI Holdings” and, together with TPI Kompozit 1, TPI Kompozit 2, “TPI Turkey”); (iv) XCS Composites L.L.C-FZ (“XCS”); and (v) Dere Construction Taahhüt Anonim Şirketi, its İzmir Free Zone Branch, currently registered as Dere Construction Taahhüt Anonim Şirketi İzmir Serbest Bölge Şubesi (formerly known as Dere Konstrüksiyon Demir Çelik İnşaat Taahhüt Mühendislik Müşavirlik Sanayi ve Ticaret Anonim Şirketi İzmir Serbest Bölgesi Şubesi) and Dere GY Gayrimenkul Anonim Şirketi (together with any related parties including, but not limited to, Zeki Bora Turan, Emre Birhekimoğlu, Aykut Aydinli, Hayim Abuaf, Hakkı Berk Ahıska, and any other shareholders thereof, “Dere” and, together with TPI Turkey and XCS, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, Dere owns 12.041.025 shares of capital stock of TPI Composites, Inc.;

WHEREAS, TPI Turkey and Dere are each party to lease agreements and amendment protocols listed below, along with details on (i) contracting parties, (ii) leased premises and (iii) the associated contract dates in order (collectively, the “Lease Agreements”);

1)	TPI Kompozit 2 – Dere, TPI Kompozit 2 Facility Lease Agreement, 10 May 2016
2)	TPI Kompozit 2 – Dere, T2-B Facility and Storage Area Lease Agreement, 14 February 2017
3)	TPI Kompozit 2 – Dere, T2 Phase 2 Lease Agreement, 6 March 2019
4)	TPI Kompozit 2 – Dere, Protocol on Lease Terms, 6 March 2019
5)	TPI Kompozit 2 – Dere, Protocol of T2 Lease Agreement on Social Area, 4 April 2023
6)	TPI Kompozit 1 – Dere, Manisa Land Lease Agreement, 28 April 2022
7)	TPI Kompozit 1 – Dere, Bergama Land Lease Agreement, 23 June 2022

WHEREAS, XCS and Dere wish to resolve any and all Claims (as defined below) or causes of action they have against TPI Turkey and its related parties;

WHEREAS, on August 11, 2025, TPI Composites, Inc. (“TPI”) and certain of its subsidiaries commenced cases (Case No. 25-34655) (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”); and

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WHEREAS, the Parties each desire to enter into, and effectuate, the transactions contemplated by that certain term sheet, dated September 3, 2025 by and between the Parties (the “Term Sheet”), including effectuating the releases contained herein, which are a condition to the closing of the transactions set forth in the Term Sheet.

NOW, THEREFORE, in consideration of the above premises, the covenants herein contained and for other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), the Parties agree as follows:

1.             Effective Time. This Release shall become effective upon the consummation of the transactions contemplated in the Transaction Agreements (as defined in the Term Sheet, and for the avoidance of doubt, upon duly completion of the share transfers of TPI Kompozit 1 and TPI Kompozit to XCS) and the execution of this Release (the “Effective Time”).

2.             Release of TPI Turkey and Related Parties. XCS, Dere (including Zeki Bora Turan, Emre Birhekimoğlu, Aykut Aydinli, Hayim Abuaf, and Hakkı Berk Ahıska), and each of their respective current and former representatives, limited partners, general partners, members, direct and indirect equity holders, affiliates, controlling persons, successors, and assigns (whether by operation of law or otherwise) (each, a “Releasing Party” and together, the “Releasing Parties”) hereby waive, release and discharge, absolutely, unconditionally, irrevocably and forever, any and all charges, complaints, claims, actions, causes of action, losses, expenses, suits, covenants, contracts, controversies, sums of money, accounts, bills, reckonings, damages, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, rights of any contribution, indemnification, reimbursement, subrogation or similar rights, demands, debts, liabilities, express or implied contracts, obligations of payment or performance, rights of offset or recoupment, claims for preference, fraudulent transfer, or other avoidance or similar claims arising pursuant to chapter 5 of the Bankruptcy Code or under any other law of the United States, any state, territory, possession thereof, or the District of Columbia or any other applicable law, foreign or domestic, accounts, losses or expenses (including attorneys’ and other professional fees and expenses), compensation or other relief, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, whether or not involving insolvency or bankruptcy (including at law, in equity, in any regulatory proceeding, in any voluntary or involuntary insolvency or bankruptcy case or proceeding, in any receivership, liquidation, assignment or other similar case or proceeding with respect to the Released Parties or the Released Parties’ assets or otherwise) (collectively, the “Claims”), which any of the Releasing Parties ever had, now has, or ever may have, or claim to have, in each case, against TPI Turkey, TPI, and their respective current and former representatives, limited partners, general partners, members, affiliates, controlling persons, directors, managers, officers, attorneys, financial advisors, employees, agents, successors, assigns (whether by operation of law or otherwise), Oaktree Fund Administration, LLC and related entities, as prepetition lenders and agent under that certain Credit Agreement and Guaranty, dated as of December 14, 2023 and debtor-in-possession lenders and agent under that certain super-priority senior secured priming debtor-in-possession credit agreement and guaranty, dated as of August 14, 2025 (together, the “Released Parties”). Each of the Releasing Parties bound by this Release covenants and agrees that it will honor the release as set forth herein and, further, that each Releasing Party shall not (i) institute a lawsuit or other action based upon, arising out of, or relating to any Claim released hereby, (ii) participate, assist, or cooperate in any such action, (iii) encourage, assist, or solicit any third party to institute any such action, or (iv) directly or indirectly, object to, delay, impede, or take any other action to interfere with the Chapter 11 Cases, including filing any motion with the Bankruptcy Court or taking any other action seeking to (a) appoint an examiner with expanded powers or a trustee, (b) dismiss the Chapter 11 Cases, or (c) seek to or encourage the appointment of an official committee of equity holders. For the avoidance of doubt, and notwithstanding anything to the contrary herein or in the Term Sheet, the Releasing Parties shall not, directly or indirectly, commence, prosecute, or take any action against the Released Parties or Oaktree Fund Administration, LLC seeking to obtain a recovery on account of the Releasing Parties’ equity interests, if any, in TPI; provided, that if the Releasing Parties take any action that is inconsistent with this Release, the Releasing Parties shall promptly withdraw any such action; provided, however, that nothing herein shall limit the Releasing Parties’ recoveries, if any, in the Chapter 11 Cases on account of their equity interests in TPI.

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3.             Effective as of the Effective Time, all obligations of TPI and any related TPI entity in connection with the Lease Agreements (except for TPI Kompozit 1 and TPI Kompozit 2, in their capacities as tenants under the respective Lease Agreements) shall be terminated and void and of no effect, and any Claim against the Released Parties resulting therefrom shall be released pursuant to the release contained herein.

4.             Miscellaneous.

(a)           Assignment; No Prior Assignment. This Release shall be binding upon and shall inure to the benefit of the Parties hereto and their permitted successors and assigns. No Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Release without the prior written consent of the other Parties. Any purported assignment without such prior written consents shall be void. No Party and none of its representatives or Third-Party Beneficiaries (as defined below) of this Release has assigned or otherwise transferred (collaterally or otherwise) to any other person any interest in any Claims released hereunder.

(b)           Amendments. This Release may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

(c)           No Waiver. Waiver of any term or condition of this Release by any Party shall only be effective if in writing and executed by a duly authorized officer or representative of the waiving Party and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Release. The failure of any Party to assert any of its rights under this Release or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Release.

(d)           Successors and Assigns; Third Party Beneficiaries. This Release shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of the Parties. Each of the Released Parties that is not a party to this Release shall be a third-party beneficiary as to section 2 of this Release (each, a “Third-Party Beneficiary”) and entitled to enforce the terms thereof. Except to the extent provided in the immediately preceding sentence, nothing in this Release shall confer any rights, remedies, or Claims upon any other person or entity.

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(e)           Entire Agreement. This Release embodies the entire agreement and understanding among the Parties hereto relating to the subject matter hereof and supersedes any prior agreements and understandings, both written and oral, relating to the subject matter hereof.

(f)            Invalid Provisions. If any term, provision, agreement, covenant, or restriction of this Release is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants, and restrictions of this Release shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Notwithstanding the foregoing, no release and covenant not to sue hereunder shall be effective in favor of any person unless the release and covenant not to sue hereunder is and remains binding upon such person. Upon such a determination, the Parties shall negotiate in good faith to modify this Release so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

(g)           Governing Law. This Release and all Claims or causes of action (whether in contract, tort, or otherwise) that may be based upon, arise out of or relate to this Release or the negotiation, execution or performance of this Release (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Release), shall be governed by and construed in accordance with the internal substantive and procedural laws of the State of Delaware, without giving effect to the conflict of laws principles thereof that might require the application of the laws of another jurisdiction.

(h)           Jurisdiction. Notwithstanding anything to the contrary herein or in the Transaction Agreements, Term Sheet, or otherwise, any action brought in connection with this Release on behalf of TPI or its debtor subsidiaries shall be brought in the Bankruptcy Court in connection with the Chapter 11 Cases.

(i)             Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS RELEASE OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER ARISING IN CONTRACT OR IN TORT OR OTHERWISE. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS RELEASE BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(i).

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(j)            Headings. The headings contained in this Release are intended solely for convenience and shall not affect the rights of the parties to this Release.

(k)           Counterparts. This Release may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Release. Facsimile signatures, electronic signatures, or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Release.

(l)            No Admission of Liability. Nothing in this Release shall be deemed an admission of liability by any of the parties hereto with respect to any of the Claims released pursuant to this Release.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Release as of the date first above written.

TPI Kompozit Kanat Sanayi ve Ticaret Anonim Şirketi

By:
Name:
Title:

TPI Kompozit Kanat 2 Üretim Sanayi ve Ticaret Limited Şirketi

By:
Name:
Title:

TPI Holdings Switzerland GmbH

By:
Name:
Title:

XCS Composites L.L.C-FZ

By:
Name:	Fikret KIDIR
Title:	Manager

Dere Construction Taahhüt Anonim Şirketi and Dere GY Gayrimenkul Anonim Şirketi, on behalf of its related parties and shareholders

By:
Name:	Bora TURAN
Title:	General Manager